EXHIBIT 10.21(A)

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                              --------------------


           AMENDMENT, dated 31st day of October, 2002 to the Employment Agreement, dated as of August 15, 2001 by and between Kasper A.S.L., Ltd., a Delaware corporation (the "Company"), and John D. Idol (the "Executive").

           WHEREAS, the Company and the Executive previously entered into the Employment Agreement, and

           WHEREAS, the Employment Agreement was amended as of March 18, 2002;
and

           WHEREAS, the Company and the Executive wish to further amend the Employment Agreement (as amended on March 18, 2002) as set forth below.

           NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows (all terms used but not defined herein having the respective meanings set forth in the Employment Agreement):

                      1. Section 5(a) of the Employment Agreement is hereby amended, in its entirety, to read as follows:

                      a. Restricted Stock. As of the effective date (the "Emergence Date") of the Company's plan of reorganization under the Bankruptcy Code (the "Plan"), the Company shall issue to the Executive restricted shares of its common stock (rounded up to the nearest whole share) having a value, based upon the "Ascribed Value" (as hereinafter defined) of the Company's stock: (i) equal to one million dollars ($1,000,000) (in satisfaction of the promissory note issued to the Executive as of August 15, 2002), plus (ii) two and one-half percent (2 1/2%) of the number of shares issued under the Plan of reorganization, including the shares to be issued to the Executive in clause (i) above and hereunder. One-half (50%) of the shares shall vest on the second (2nd) anniversary of the Emergence Date and twenty-five percent (25%) shall vest on each of the third and fourth anniversaries of the Emergence Date; provided in each case, that, at least once commencing on or after the Emergence Date, for a period of twenty (20) consecutive trading days, the closing sales price of a share of such stock is at least one hundred and fifty percent (150%) of the Ascribed Value. All shares so issued shall be nontransferable by the Executive until they are vested, provided that the Executive shall be entitled to receive all dividends paid on such shares and shall be entitled to vote them. Any shares that are not vested shall become vested (and the Executive shall own the shares outright) on the date of the Executive's death, Total Disability, termination without Cause or resignation for Good Reason, or upon a Change in Control of the Company, or on the tenth
           (10th) anniversary of the date the shares are issued. All other terms of the restricted stock shall be consistent with the terms of the Company's stock plan, as in effect on the Emergence Date. The term "Ascribed Value", as used herein, shall mean the value ascribed to shares of the common stock of the Company for purposes of issuing and distributing its common stock on the Emergence Date pursuant to the Plan.

                      2. Section 5(b) of the Employment Agreement is hereby amended, in its entirety, to read as follows:


                      b. Options. As of Emergence Date, the Company shall grant the Executive options to purchase shares of the Company's common stock (on a fully diluted basis) equal to two and one-half percent (2 1/2%) of the total number of shares issued under the Plan, including

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           the shares issued to Executive pursuant to clause 1(a)(i) above. The per share exercise price under the options shall be an amount equal to $80,000,000.00 divided by the total number of shares issued under the Plan, irrespective of the Ascribed Value. The options shall vest and become exercisable ratably on the first four (4) anniversaries of the Emergence Date, provided that: (A) (i) the Executive is employed on such date and (ii) at least once during the period beginning on or after the Emergence Date, for a period of twenty (20) consecutive trading days, the closing sales price of a share of such stock is at least one hundred and fifty percent (150%) of Ascribed Value, and (B) if earlier, the options shall fully vest on the date of the Executive's death, Total Disability, termination of employment without Cause, or resignation for Good Reason or upon a Change in Control or on the tenth (10th) anniversary of the date the options are issued. The non-vested portion of such options shall be forfeited and cancelled on Executive's termination of employment for Cause or voluntary termination other than for Good Reason. All outstanding options (including vested options) shall terminate on the first anniversary of the Executive's death or Total Disability or on the ninetieth (90th) day following any other termination of employment. All other terms of the options shall be consistent with the terms of the Company's stock plan, as in effect on the Emergence Date.

                      3. A new Section 5(c) is hereby added to the Agreement, to read as follows:

                      (c) Sale Bonus. Notwithstanding anything herein to the contrary, in the event a Change in Control occurs, in a transaction which is subject to Bankruptcy Court approval and which has been approved by a final order of the Bankruptcy Court which order is no longer subject to appeal and as to which no appeal is pending (the "Transaction"), before the restricted shares and stock options contemplated by Sections 5(a) and 5(b) above are issued to the Executive, on the date of such Change in Control, he shall be entitled, in lieu of the restricted shares and stock options set forth in Sections 5(a) and 5(b) above, to: (i) a lump sum payment equal to one million dollars ($1,000,000) plus accrued interest in cash (in full satisfaction of the promissory note issued to the Executive on August 15, 2002), plus (ii) an amount equal to two and one-half percent (2 1/2%) of the "Distributable Amount", as hereinafter defined, plus (iii) an amount equal to two and one-half percent (2 1/2%) of the amount by which the Distributable Amount exceeds eighty million dollars ($80,000,000). Notwithstanding the foregoing, for purposes of clauses (ii) and (iii) above only, no Change in Control of the Company shall be deemed to have occurred by virtue of any transaction which results in you, or any group, association or other organization of persons related to, including, or acting in concert with you ("Related Persons"), acquiring, directly or indirectly, any interest in the Company which would otherwise constitute a Change of Control. Further, the restriction in the preceding sentence shall apply in the event of your employment by, or any other business affiliation with, any such Related Persons or the Company after such Change of Control for a period of 12 months following such Change of Control.

                      As used herein, the term "Distributable Amount" shall mean the aggregate amount (in cash, stock or property) which, by virtue of a Transaction, will be available for distribution under the Plan in satisfaction of all "Senior Notes Claims", "General Unsecured Claims" and "Convenience Claims" (as such terms are defined in the Plan). For purposes of clauses 5(c)(ii) and (iii) as amended hereby, the Executive shall receive such value in the same form (i.e. cash or stock or a combination thereof) as do the holders of the Senior Notes Claims and General Unsecured Claims in accordance with the Plan.

                      4. This Amendment shall be effective on the date the United States Bankruptcy Court with jurisdiction over the Chapter 11 debtor case of Kasper A.S.L., Ltd. approves and enters an order authorizing the Company to enter into this Agreement (the "Effective Date"). Upon the Effective Date, (i) the letter agreement dated March 28, 2002 amending the Employment Agreement shall be terminated and of no further force or effect and (ii) the Employment Agreement, as modified by this Amendment, shall remain in full force and effect.


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                      5. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute the same agreement.


           IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.


                                     KASPER A.S.L., LTD.


                                     By: /s/ Joseph B. Parsons
                                         -------------------------------------
                                         Name: Joseph B. Parsons
                                         Title: Chief Financial Officer



                                         /s/ John D. Idol
                                         -------------------------------------
                                         JOHN D. IDOL











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